     Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Michael Inglese — Chief Financial Officer
Tel: +1-203-504-1063
The IGB Group
Leon Berman
Tel: +1-212-477-8438
lberman@igbir.com
Aircastle Announces Third Quarter Results
Board Increases Fourth Quarter Dividend by 20% to $0.15 per Share
Third Quarter Highlights
•	Lease rental revenue of $145.9 million and EBITDA[1] of $137.6 million
•	Net income of $22.7 million, or $0.31 per diluted common share, and Adjusted net income[1] of $15.4 million, or $0.21 per diluted common share
•	Adjusted net income plus depreciation and amortization[1] of $80.2 million, or $1.09 per diluted common share
•	Fleet utilization of 99% with aircraft portfolio yield of 14%
•	Purchased four aircraft for a total acquisition cost of approximately $210 million, including two new Airbus A330s from our order stream
•	Sold two aircraft for a total pre-tax gain of $9.0 million
•	Entered into new five-year forward starting interest rate swap arrangement for Securitization No. 2 at an average fixed rate of 1.27% effective June 2012
•	During the third quarter, repurchased an additional 2.6 million shares of common stock at an average price of $11.37 per share for total cost of $30 million, bringing the total number of common shares repurchased to 7.6 million shares for a total cost of $90 million during 2011
Stamford, CT. November 8, 2011 — Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported third quarter 2011 net income of $22.7 million, or $0.31 per diluted common share, and adjusted net income of $15.4 million, or $0.21 per diluted common share.
Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated: “The Company’s strong performance during the third quarter benefited from effective asset management as well as the earnings

[1]	Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

power of our recent acquisitions. Once again, we demonstrated our ability to profit through our value-added approach to investing. Looking ahead, Aircastle is in an excellent position to make use of its bond market access to purchase attractively priced aircraft in the wake of more challenging bank market conditions. Indeed, since the end of the third quarter, Aircastle has invested $255 million to acquire eight aircraft. We are continuing our balanced approach of providing shareholders with value not only through new investments but also our share repurchase program and dividend policy.”
Mr. Wainshal continued, “Today’s dividend declaration represents the second time Aircastle has increased its distribution this year. In total, Aircastle has now increased its quarterly dividend 50% in 2011. The Company’s $0.15 per share quarterly dividend demonstrates the confidence the Board and management have in Aircastle’s ability to continue generating strong cash flows as well as their ongoing commitment to creating shareholder value.”
Third Quarter Results
Lease rental revenue for the third quarter was $145.9 million, up by $12.4 million, or 9%, year-over-year, due primarily to the impact of aircraft acquisitions net of dispositions of $19.2 million. The increase was partially offset by lower lease rentals due to lease terminations, lease transitions and extensions of $6.8 million.
Total revenues for the third quarter were $141.5 million, up by $9.3 million, or 7%, year-over-year. The increase reflects higher lease rental revenue as discussed above, partially offset by a $2.5 million decrease in maintenance revenue. As expected, no maintenance revenue was recorded during the third quarter of 2011.
During the third quarter we recorded an impairment charge of $1.2 million related to one Boeing Model 737-400 aircraft which we are seeking to sell. The lease on this aircraft had been early terminated in the second quarter, at which time we had recorded a $5.2 million impairment charge and maintenance and other revenue totaling $3.1 million.
EBITDA for the third quarter was $137.6 million, up by $21.5 million from the third quarter of 2010, reflecting higher lease rental revenue of $12.4 million, gains totaling $9.0 million from the sale of aircraft and a reduction in impairment charges of $6.1 million compared to the prior period. The impact of these items was partially offset by a $2.5 million decrease in maintenance revenue as discussed above and higher maintenance and other costs of $2.9 million.
Adjusted net income plus depreciation and amortization for the quarter was $80.2 million, a year-over-year increase of $7.7 million. This was due primarily to an increase in lease rental revenue of $12.4 million, a quarter-to-quarter reduction in impairment charges of $6.1 million, partially offset by a decrease in maintenance revenue of $2.5 million and increases in adjusted interest expense of $3.4 million and maintenance and other costs totaling $2.9 million.
Adjusted net income for the quarter was $15.4 million, up $2.8 million year-over-year, reflecting an increase of $9.3 million in total revenues and a reduction in impairment charges of $6.1 million, partially offset by increases of $4.4 million in depreciation, $3.4 million in adjusted interest expense and maintenance and other costs of $2.9 million.

Aviation Assets
During the third quarter, we took delivery of one Airbus A330-200 passenger aircraft, which is on lease to South African Airways, one Airbus A330-200F freighter aircraft, which is on lease to an affiliate of the Hainan Group, and one Boeing Model 747-400 aircraft which is being converted to freighter configuration and for which we have an executed lease with Southern Air when the freighter conversion process is complete. We also purchased one Boeing Model 747-400 aircraft which is on lease to Singapore Airlines.
Michael Inglese, Aircastle’s CFO, stated: “Consistent with our value-added approach to portfolio management, we generated additional profits in the quarter through aircraft sales, including one Boeing 747-400F freighter aircraft and one of the six Airbus A330 aircraft on lease to South African Airways. These sales transactions generated a $9.0 million gain before certain non-cash charges related to previously terminated interest rate swap agreements.”
As of September 30, 2011, Aircastle owned 138 aircraft having a net book value of $4.2 billion.

Owned Aircraft
as of
September 30,
2011(A)
116 Passenger Aircraft	70%
22 Freighter Aircraft	30%
Number of Lessees	61
Number of Countries	34
Weighted Average Remaining Lease Term (years)(B)	5.0
Percentage of Aircraft Leased Outside U.S	92%
Percentage of “Latest Generation” Aircraft	93%
Weighted Average Fleet Utilization during the three months ended September 30, 2011(C)	99%

(A)	Percentages calculated using net book value.

(B)	Weighted average remaining lease term (years) by net book value.

(C)	Aircraft on-lease days as a percent of total days in period weighted by net book value, excluding aircraft in freighter conversion.
During October, we acquired eight additional aircraft for an aggregate purchase price of approximately $255 million. The acquisitions include Aircastle’s first Boeing 777-300ER which is leased to Cathay Pacific. Acquisition financing for this aircraft was provided by Norddeutsche Landesbank Girozentrale through a $90 million term loan. We also acquired four Boeing 737-800 and three Boeing 757-200 aircraft leased to four different airlines.
Financing Update
During the third quarter, we entered into a 12-year term loan with Bank of Tokyo-Mitsubishi-UFJ, Ltd. for the financing of one new Airbus A330-200 passenger aircraft and a 12-year term loan with Citibank International PLC for the financing of one new Airbus A330-200F freighter aircraft. Both loans are supported by a guarantee from the French export credit agency, COFACE. These financings bear interest at fixed rates of 3.02% and 3.10%, respectively.
In September 2011, we entered into a new five-year forward starting interest rate swap arrangement for Securitization No. 2 with an average fixed rate of 1.27%. This rate plus the applicable spread for this financing equals a new fixed pay interest rate of 1.58%, which represents a significant reduction compared to the existing equivalent rate of 5.53%. The new interest rate swap arrangement begins at the expiration of the existing arrangement in June 2012 and is structured to hedge approximately 75% of the expected debt balance of Securitization No. 2 over the term of the new arrangement.
Share Repurchase Program
During the third quarter, Aircastle completed its share repurchase program previously authorized by the Company’s Board of Directors, purchasing an additional 2.6 million of its common shares at a cost of $30 million, including commissions. In total during 2011, Aircastle has purchased 7.6 million of its common shares, representing approximately 9.5% of the common shares outstanding at the beginning of 2011, at a total cost of $90 million, including commissions.
Quarterly Dividend
Aircastle’s Board of Directors declared a fourth quarter 2011 cash dividend on its common shares of $0.15 per share, representing a 20% increase. This equates to an annualized dividend of $0.60 per common share, compared to an annualized dividend of $0.50 per common share prior to this quarter’s increase.
The dividend is payable on December 15, 2011 to shareholders of record on November 30, 2011. With this declaration, the Company is shifting its future dividend declaration dates to correspond more closely with its earnings announcement timing during 2012. Therefore, during 2012, the Company expects to pay dividends in March, June, September and December.
Conference Call
In connection with this earnings release, management will host an earnings conference call on Tuesday, November 8, 2011 at 11:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (866) 510-4578 (from within the U.S.) or (706) 634-9537 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Aircastle Third Quarter Earnings Call.”
A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call. In addition to this earnings release an accompanying PowerPoint presentation has been posted to the Investor Relations section of Aircastle’s website.
For those who are unable to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Thursday, December 8, 2011 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.); please reference pass code “20331845”.

About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of September 30, 2011 Aircastle’s aircraft portfolio consisted of 138 aircraft and had 61 lessees located in 34 countries.
Safe Harbor
Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted Net Income and Adjusted Net Income plus Depreciation and Amortization and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle Limited’s expectations include, but are not limited to, significant capital markets disruption and volatility, which may adversely affect our continued ability to obtain additional capital to finance our working capital needs; volatility in the value of our aircraft or in appraisals thereof, which may, among other things, result in increased principal payments under our term financings and reduce our cash flow available for investment or dividends; general economic conditions and business conditions affecting demand for aircraft and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions or unavailability of capital caused by political unrest in North Africa, the Middle East or elsewhere, and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other risks detailed from time to time in Aircastle Limited’s filings with the SEC, including “Risk Factors” as previously disclosed in Aircastle’s 2010 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	December 31,	September 30,
	2010	2011
		(Unaudited)
ASSETS
Cash and cash equivalents	$239,957	$266,254
Accounts receivable	1,815	1,259
Restricted cash and cash equivalents	191,052	195,573
Restricted liquidity facility collateral	75,000	111,000
Flight equipment held for lease, net of accumulated depreciation of $785,490 and $945,178	4,065,780	4,196,918
Aircraft purchase deposits and progress payments	219,898	95,259
Other assets	65,557	78,892

Total assets	$4,859,059	$4,945,155

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Borrowings from secured and unsecured financings (including borrowings of ACS Ireland VIEs of $314,877 and $301,006, respectively)	$2,707,958	$2,779,729
Accounts payable, accrued expenses and other liabilities	76,470	81,948
Dividends payable	7,964	9,035
Lease rentals received in advance	43,790	40,885
Liquidity facility	75,000	111,000
Security deposits	83,241	83,986
Maintenance payments	342,333	327,573
Fair value of derivative liabilities	179,585	157,574

Total liabilities	3,516,341	3,591,730

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 79,640,285 shares issued and outstanding at December 31, 2010; and 72,277,599 shares issued and outstanding at September 30, 2011	796	723
Additional paid-in capital	1,485,841	1,399,204
Retained earnings	104,301	166,696
Accumulated other comprehensive loss	(248,220)	(213,198)

Total shareholders’ equity	1,342,718	1,353,425

Total liabilities and shareholders’ equity	$4,859,059	$4,945,155

Aircastle Limited and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
Revenues:
Lease rental revenue	$133,486	$145,890	$391,741	$430,361
Amortization of net lease discounts and lease incentives	(4,203)	(4,709)	(13,957)	(10,841)
Maintenance revenue	2,540	—	14,630	25,006

Total lease rentals	131,823	141,181	392,414	444,526
Other revenue	424	326	578	3,733

Total revenues	132,247	141,507	392,992	448,259

Expenses:
Depreciation	55,703	60,132	164,272	178,299
Interest, net	47,453	48,872	128,578	150,384
Selling, general and administrative (including non-cash share based payment expense of $1,532 and $1,619 for the three months ended, and $5,243 and $4,692 for the nine months ended, September 30, 2010 and 2011, respectively)	11,334	12,200	34,043	36,309
Impairment of aircraft	7,342	1,236	7,342	6,436
Maintenance and other costs	1,192	4,045	6,829	10,944

Total expenses	123,024	126,485	341,064	382,372

Other income (expense):
Gain (loss) on sale of flight equipment	—	8,997	(1,291)	28,958
Other	(501)	(117)	(1,047)	(153)

Total other income (expense)	(501)	8,880	(2,338)	28,805

Income from continuing operations before income taxes	8,722	23,902	49,590	94,692
Income tax provision	153	1,237	4,003	6,041

Net income	$8,569	$22,665	$45,587	$88,651

Earnings per common share — Basic	$0.11	$0.31	$0.57	$1.15

Earnings per common share — Diluted	$0.11	$0.31	$0.57	$1.15

Dividends declared per share	$0.10	$0.125	$0.30	$0.35

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2011
Cash flows from operating activities:
Net income	$45,587	$88,651
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	164,272	178,299
Amortization of deferred financing costs	11,494	12,394
Amortization of net lease discounts and lease incentives	13,957	10,841
Deferred income taxes	2,957	3,854
Non-cash share based payment expense	5,243	4,692
Cash flow hedges reclassified into earnings	6,412	13,943
Ineffective portion of cash flow hedges	2,533	(716)
Security deposits and maintenance payments included in earnings	(13,026)	(25,262)
(Gain) loss on sale of flight equipment	1,291	(28,958)
Impairment of aircraft	7,342	6,436
Other	990	654
Changes in certain assets and liabilities:
Accounts receivable	15	(1,629)
Restricted cash and cash equivalents	17,503	(4,521)
Other assets	(4,288)	(3,098)
Accounts payable, accrued expenses and other liabilities	3,137	(7,446)
Lease rentals received in advance	3,298	(3,517)

Net cash provided by operating activities	268,717	244,617

Cash flows from investing activities:
Acquisition and improvement of flight equipment and lease incentives	(230,450)	(409,421)
Proceeds from sale of flight equipment	34,832	318,547
Aircraft purchase deposits and progress payments, net of aircraft sale deposits	(124,994)	(96,939)
Other	(23)	(35)

Net cash used in investing activities	(320,635)	(187,848)

Cash flows from financing activities:
Repurchase of shares	(1,662)	(91,402)
Proceeds from term debt financings	472,682	388,894
Securitization and term debt financing repayments	(257,418)	(317,504)
Deferred financing costs	(11,974)	(18,175)
Restricted secured liquidity facility collateral	4,000	(36,000)
Secured liquidity facility collateral	(4,000)	36,000
Security deposits received	6,675	17,088
Security deposits returned	(10,255)	(7,764)
Maintenance payments received	89,035	89,184
Maintenance payments returned	(39,511)	(65,608)
Payments for terminated hedges	(3,586)	—
Dividends paid	(23,853)	(25,185)

Net cash provided by (used in) financing activities	220,133	(30,472)

Net increase (decrease) in cash and cash equivalents	168,215	26,297
Cash and cash equivalents at beginning of period	142,666	239,957

Cash and cash equivalents at end of period	$310,881	$266,254

Aircastle Limited and Subsidiaries
Supplemental Financial Information
(Amount in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
Revenues	$132,247	$141,507	$392,992	$448,259

EBITDA	$116,081	$137,615	$356,397	$434,216

Adjusted net income	$12,561	$15,371	$53,638	$68,913

Adjusted net income allocable to common shares	$12,396	$15,169	$52,872	$68,046
Per common share — Basic	$0.16	$0.21	$0.67	$0.90
Per common share — Diluted	$0.16	$0.21	$0.67	$0.90

Adjusted net income plus depreciation and amortization	$72,467	$80,212	$231,867	$258,053

Adjusted net income plus depreciation and amortization allocable to common shares	$71,513	$79,159	$228,555	$254,807
Per common share — Basic	$0.91	$1.09	$2.91	$3.36
Per common share — Diluted	$0.91	$1.09	$2.91	$3.36

Basic common shares outstanding	78,537	72,950	78,470	75,791
Diluted common shares outstanding	78,537	72,950	78,470	75,791
Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
Net income	$8,569	$22,665	$45,587	$88,651
Depreciation	55,703	60,132	164,272	178,299
Amortization of net lease discounts and lease incentives	4,203	4,709	13,957	10,841
Interest, net	47,453	48,872	128,578	150,384
Income tax provision	153	1,237	4,003	6,041

EBITDA	$116,081	$137,615	$356,397	$434,216

We define EBITDA as income from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful in identifying trends in our performance. Using EBITDA assists us in comparing our operating performance on a consistent basis by removing the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income plus Depreciation and Amortization Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
Net income	$8,569	$22,665	$45,587	$88,651
Ineffective portion of cash flow hedges(1)	1,077	1,586	3,299	2,835
Loan termination payment(2)	—	—	—	3,196
Write-off of deferred financings fees(2)	2,471	—	2,471	2,456
Mark to market of interest rate derivative contracts(3)	444	117	990	733
(Gain) Loss on sale of flight equipment(3)	—	(8,997)	1,291	(28,958)

Adjusted net income	12,561	15,371	53,638	68,913
Depreciation	55,703	60,132	164,272	178,299
Amortization of net lease discounts and lease incentives	4,203	4,709	13,957	10,841

Adjusted net income plus depreciation and amortization	$72,467	$80,212	$231,867	$258,053

(1)	Included in Interest, net. For the three months ended September 30, 2011, includes accelerated amortization of deferred hedge losses in the amount of $1,704 for an aircraft sold in September, 2011. For the nine months ended September 30, 2011, includes accelerated amortization of deferred hedge losses in the amount of $3,551 related to two aircraft sold in 2011.

(2)	Included in Interest, net. For the three and nine months ended September 30, 2010, includes the write-off of deferred financing fees related to the pay-off of a term financing loan and a secured credit facility. For the nine months ended September 30, 2011, includes the write-off of deferred financing fees related to an aircraft sold in June 2011.

(3)	Included in Other income (expense).
Management believes that Adjusted Net Income (“ANI”) and Adjusted Net Income plus Depreciation and Amortization (“ANIDA”), when viewed in conjunction with the Company’s results under GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting as well as gains/(losses) related to flight equipment and debt investments. Additionally, management believes that ANIDA provides investors with an additional metric to enhance their understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made, debt is serviced and dividends are paid. However, ANI and ANIDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September, 2011		September 30, 2011
	Shares	Percent(2)	Shares	Percent(2)
Weighted average shares
Common shares outstanding — Basic	72,950	98.69%	75,791	98.74%
Unvested restricted common shares outstanding	971	1.31%	966	1.26%

Total weighted average shares outstanding	73,921	100.00%	76,757	100.00%

Common shares outstanding — Basic	72,950	100.00%	75,791	100.00%
Effect of dilutive shares(1)	—	—	—	—

Common shares outstanding — Diluted	72,950	100.00%	75,791	100.00%

Net income allocation
Net income	$22,665	100.00%	$88,651	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(298)	(1.31)%	(1,115)	(1.26)%

Earnings available to common shares	$22,367	98.69%	$87,536	98.74%

Adjusted net income allocation
Adjusted net income	$15,371	100.00%	$68,913	100.00%
Amounts allocated to unvested restricted shares	(202)	(1.31)%	(867)	(1.26)%

Amounts allocated to common shares	$15,169	98.69%	$68,046	98.74%

Adjusted net income plus depreciation and amortization allocation
Adjusted net income plus depreciation and amortization	$80,212	100.00%	$258,053	100.00%
Amounts allocated to unvested restricted shares	(1,053)	(1.31)%	(3,246)	(1.26)%

Amounts allocated to common shares	$79,159	98.69%	$254,807	98.74%

(1)	The Company had no dilutive common share equivalents for the periods presented.

(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2010
	Shares	Percent(2)	Shares	Percent(2)
Weighted average shares
Common shares outstanding — Basic	78,537	98.68%	78,470	98.57%
Unvested restricted common shares outstanding	1,048	1.32%	1,137	1.43%

Total weighted average shares outstanding	79,585	100.00%	79,607	100.00%

Common shares outstanding — Basic	78,537	100.00%	78,470	100.00%
Effect of dilutive shares(1)	—	—	—	—

Common shares outstanding — Diluted	78,537	100.00%	78,470	100.00%

Net income allocation
Net income	$8,569	100.00%	$45,587	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(113)	(1.32)%	(651)	(1.43)%

Earnings available to common shares	$8,456	98.68%	$44,936	98.57%

Adjusted net income allocation
Adjusted net income	$12,561	100.00%	$53,638	100.00%
Amounts allocated to unvested restricted shares	(165)	(1.32)%	(766)	(1.43)%

Amounts allocated to common shares	$12,396	98.68%	$52,872	98.57%

Adjusted net income plus depreciation and amortization allocation
Adjusted net income plus depreciation and amortization	$72,467	100.00%	$231,867	100.00%
Amounts allocated to unvested restricted shares	(954)	(1.32)%	(3,312)	(1.43)%

Amounts allocated to common shares	$71,513	98.68%	$228,555	98.57%

(1)	The Company had no dilutive common share equivalents for the periods presented.

(2)	Percentages rounded to two decimal places.